Exhibit 10.3.4

Investment and Shareholders’ Agreement

between

Channell Bushman Pty Limited

(ACN 109 821 614)

and

Channell Commercial Corporation

and

Australia and New Zealand Banking Group Limited

(ABN 11 005 357 522)

BAKER   29 07 2004 Solicitors

Level 26, AMP Centre	Level 39, Rialto
50 Bridge Street	525 Collins Street
SYDNEY NSW 2000	MELBOURNE VIC 3000
Tel: (02) 9225-0200	Tel: (03) 9617-4200
Fax: (02) 9225-1595	Fax: (03) 9614-2103

Contents

Clause number	Heading

1.	Definitions and interpretation
1.1	Definitions
1.2	Interpretation
1.3	Payments

2.	Conditions
2.1	Conditions
2.2	Best endeavours to fulfil
2.3	Waiver of certain Conditions
2.4	Termination for failure of Conditions

3.	Completion
3.1	Time and place of Completion
3.2	Investment and other obligations
3.3	Consent to investments
3.4	Use of investment funds
3.5	Parties bound by the Constitution
3.6	Post-Completion

4.	Warranties
4.1	Warranties
4.2	Reliance
4.3	Disclosures
4.4	Assignment of Warranties

5.	Non-compete
5.1	Channell obligations
5.2	ANZ obligations
5.3	Restraints fair and reasonable
5.4	Acknowledgments

6.	Financial information
6.1	Annual business plan
6.2	Management accounts
6.3	Audited accounts
6.4	Other information and access
6.5	Confidentiality
6.6	D&O Policy
6.7	Other insurance

7.	Future conduct of the Company
7.1	Management of the Business
7.2	Board
7.3	Conduct of the Board and Director fees
7.4	Matters requiring unanimous approval

i

7.5	The Chairman
7.6	Day-to-day management
7.7	Senior Executives
7.8	Observer at Board meetings
7.9	Guarantees for financiers
7.10	Quorum for Member meetings
7.11	Buyer’s representative

8.	Disposal of Shares
8.1	Requirements for Disposal of Shares
8.2	Permitted transfers
8.3	Pre-emptive right
8.4	Tag along rights
8.5	Sale of Shares by Channell Member
8.6	Perfection of Transfers
8.7	Miscellaneous

9.	Issue of Shares

10.	Exit
10.1	Intention to exit
10.2	Sale or Listing
10.3	Call Option

11.	New Shareholders
11.1	Deed of Adherence
11.2	Assignment

12.	Fees and costs
12.1	Capital raising fee
12.2	Investors’ costs

13.	Duration
13.1	Termination
13.2	Continuing rights and obligations

14.	Confidentiality and announcements
14.1	Provisions to remain confidential
14.2	Permitted disclosures
14.3	Public Announcements

15.	Investors’ obligations and rights
15.1	Several and not Joint
15.2	Separate Warranties and undertakings
15.3	Exercise of Investors’ rights
15.4	Waiver of Investors’ rights

16.	Notices
16.1	Requirements
16.2	Receipt

ii

17.	General provisions
17.1	Entire agreement
17.2	Further assurances
17.3	Conflict with the Constitution
17.4	Invalid or unenforceable provisions
17.5	No merger
17.6	Waiver and exercise of rights
17.7	Rights Cumulative
17.8	Acknowledgment
17.9	Amendment
17.10	Counterparts
17.11	Governing law
17.12	Jurisdiction
17.13	Consents or approvals
17.14	GST
17.15	Constitution

Annexure 1
The Company

Annexure 2
Warranties

Annexure 3
Deed of Adherence

Annexure 4
Agreed Form Documents

iii

Investment and Shareholders’ Agreement

This Agreement is made on the second day of August, 2004.

Between

Channell Bushman Pty Limited (ACN 109 821 614) of 391 Park Road, Unit Q3, Regents Park, New South Wales 2143 (the “Company”)

and

Channell Commercial Corporation of 26040 Ynez Road, Temecula CA USA (“Channell”)

and

Australia and New Zealand Banking Group Limited (ABN 11 005 357 522) of 100 Queen Street, Melbourne, Victoria 3000 (“ANZ”)

Recitals

A.                                                     The Company has been incorporated to acquire the shares of the Target Companies and, indirectly through the Target Companies, the Purchased Assets.

B.                                                       This Agreement sets out the terms on which the Investors are willing to invest in the Company and certain matters regarding the operation of the Company following the acquisition of the Target Companies.

Operative provisions

1.                                      Definitions and interpretation

1.1                               Definitions

In this Agreement, unless the context requires another meaning:

“A Class Ordinary Shares” means the A class ordinary shares in the capital of the Company having the rights set out in the Constitution from time to time;

“Accounting Standards” means:

(a)                                                    the accounting standards applicable for the purposes of the Act;

(b)                                                   the requirements of the Act for the preparation and content of financial statements, directors’ reports and auditors reports; and

(c)                                                    generally accepted and consistently applied accounting principles and practices in Australia, except those inconsistent with the standards or requirements referred to in paragraphs (a) or (b);

“Acquisition Agreement” means the agreement between Channell, the Company, Australia’s Bushman Tanks Pty Ltd ACN 010 928 168 and others relating to, among other matters, the acquisition by the Company of the shares in the Target Companies;

“Act” means the Corporations Act 2001 and its associated regulations;

“Agreed Form” means in the form previously agreed by or on behalf of the Investors and signed for the purposes of identification by or on behalf of each of them;

“Agreement” means this investment and shareholders’ agreement;

“Alternative Purchaser” has the meaning given to that term in clause 8.3(h);

“ANZ” means Australia and New Zealand Banking Group Limited ABN 11 005 357 522;

“ANZ Director” means the Director appointed by ANZ, who shall be Kevin Cooney or another ANZ employee agreed by the Investors;

“ANZ Group” means ANZ and its Related Bodies Corporate;

“ANZ Member” means:

(a)                                                    any person to whom B Class Ordinary Shares are transferred under clause 8.2; and

(b)                                                   where ANZ holds Shares, ANZ;

“ANZPE Investment Committee” means the investment committee of ANZ Private Equity;

“ANZ Private Equity” means ANZ Private Equity, a division of ANZ;

“B Class Ordinary Shares” means the B class ordinary shares in the capital of the Company having the rights set out in the Constitution from time to time;

“Board” means the board of Directors as constituted from time to time;

“Business” means the business carried on by the Target Companies of manufacturing and selling products, including products containing polyethylene rotomoulded plastic;

“Business Day” means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney;

“Business Plan” has the meaning given to that term in clause 6.1(a);

“Call Option” has the meaning given to that term in clause 10.3(a);

“Call Option Notice” has the meaning given to that term in clause 10.3(b);

“Change of Control” means the acquisition by any person (excluding the Investors and the Investor Members) of any interest in the Shares if, upon completion of that acquisition, such person, together with persons acting in concert with the first mentioned person, would have an interest in not less than 75% of the Shares;

“Channell Directors” means any Directors appointed by Channell;

“Channell Member” means:

(a)                                                    any person to whom A Class Ordinary Shares are transferred under clause 8.2; and

(b)                                                   where Channell holds Shares, Channell;

“Completion” means completion under clause 3.2;

“Completion Date” means the date upon which Completion takes place;

“Completion Notice” has the meaning given to that term in clause 8.3(e);

“Conditions” means the conditions set out in clause 2.1;

“Constitution” means:

(a)                                                    at Completion, the constitution of the Company in the Agreed Form; and

(b)                                                   thereafter, the constitution of the Company from time to time;

“D&O Policy” has the meaning given to that term in clause 6.6(a);

“Deed of Access and Indemnity” means the deed of access and indemnity in the Agreed Form between the Company and each of the Directors;

“Deed of Adherence” means a deed poll in the form set out in Annexure 3;

“Directors” means the directors of the Company from time to time;

“Disposal” has the meaning given to that term in clause 8.1(f), and “Dispose” has a corresponding meaning;

“Dollars” and “$” means the lawful currency of Australia;

“Fair Market Value” means the fair market value of all Shares as determined by the Independent Valuer and, in making any determination of fair market value for the proposed transfer of Shares under this Agreement, the Independent Valuer must:

(a)                                                    not take account of whether the Shares to be transferred comprise a majority or minority interest in the Company;

(b)                                                   ignore the fact that the transferability of the Shares to be transferred is restricted by this Agreement or the Constitution; and

(c)                                                    assume that the Shares to be transferred are being sold by a willing (but not anxious) vendor and are being purchased by a willing (but not anxious) purchaser.

The Company will bear the costs of the Independent Valuer in making the determination;

“Financing Documents” means the letter of offer from the National Australia Bank Limited addressed to the Company and dated 13 July, 2004, together with the Guarantees and Debtor Finance Agreement, Registered Mortgage Debentures and Guarantees and Indemnities between National Australia Bank Limited and the Company and Target Companies, all as set out in the Annexure “E” Schedule to the letter of offer;

“Government Agency” means:

(a)                                                    a government, whether foreign, federal, state, territorial or local;

(b)                                                   a department, office or minister of a government acting in that capacity; or

(c)                                                    a commission, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not;

“Group Companies “ means the Company, the Target Companies and the Subsidiaries of the Company and the Target Companies;

“GST” has the meaning given in section 195-1 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Independent Adviser” means:

(a)                                                    any national accounting firm or investment bank mutually agreed by the parties; or

(b)                                                   if the parties cannot agree under paragraph (a) within 5 Business Days, Deloitte Touche Tohmatsu; or

(c)                                                    if ANZ advises the other parties that it considers Deloitte Touche Tohmatsu is not independent, any one of PriceWaterhouseCoopers, Ernst and Young or KPMG, as determined by Channell in its sole discretion;

“Independent Valuer” means:

(a)                                                    any national accounting firm or investment bank mutually agreed by the parties; or

(b)                                                   if the parties cannot agree under paragraph (a) within 5 Business Days, Deloitte Touche Tohmatsu; or

(c)                                                    if ANZ advises the other parties that it considers Deloitte Touche Tohmatsu is not independent, any one of PriceWaterhouseCoopers, Ernst and Young or KPMG, as determined by Channell in its sole discretion;

“Investor Members” means the ANZ Member and the Channell Member;

“Investors” means ANZ and Channell;

“Listing” means the admission of the Company or any Related Body Corporate of the Company to the official list of Australian Stock Exchange Limited or any other recognised stock exchange approved by the Investors;

“Listing Rules” means the official listing rules from time to time of Australian Stock Exchange Limited or any other recognised stock exchange approved by the Investors;

“Member” means a person who is entered in the Members’ Register from time to time as the holder of Shares;

“Members’ Register” means the register of Members of the Company;

“New Shareholder” means a person who is not already a party to this Agreement and to whom it is proposed to issue or transfer Shares;

“Ordinary Shares” means ordinary shares in the capital of the Company from time to time;

“Pre-emption Notice” has the meaning given to that term in clause 8.3(b);

“Pre-emption Price” has the meaning given to that term in clause 8.3(b)(iii);

“Pre-emption Purchaser” has the meaning given to that term in clause 8.3(a);

“Pre-emption Terms” has the meaning given to that term in clause 8.3(b)(iii);

“Pre-emption Vendor” has the meaning given to that term in clause 8.3(a);

“Purchased Assets” has the meaning as defined in the Acquisition Agreement;

“Related Body Corporate” has the same meaning as in the Act;

“Related Party” has the meaning given to that term under section 228 of the Act as if a reference to a public company in that section were a reference to any Group Company;

“Retention Period” means 18 months from the Completion Date;

“Sale” means:

(a) the entering into of one or more agreements (whether conditional or not) for the sale of Shares giving rise to a Change of Control; or

(b) the entering into of one or more agreements (whether conditional or not) for the sale of all (or substantially all) of the assets or business undertaking of the Group Companies; or

(c) any other transaction or series of transactions (including without limitation a scheme of arrangement, share buy-back, dividend or other distribution) which directly or indirectly has the effect of a sale of Shares giving rise to a Change of Control or for the sale of all (or substantially all) of the assets or business undertaking of the Group Companies.

“Sale Shares” has the meaning given to that term in clause 8.3(b)(ii);

“Security Interest” means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, first right of refusal, voting right or arrangement for the retention of title or any agreement, option or other arrangement to grant such an interest or right;

“Senior Executives” means any senior executive employee of any Group Company whose total remuneration is to be or is in excess of $200,000 per annum or who is named as a “Key Employee” in the Acquisition Agreement;

“Shares” means shares of any class in the capital of the Company from time to time;

“Subscribers” has the meaning given to that term under clause 9(b)(i);

“Subscription Notice” has the meaning given to that term under clause 9(b);

“Subscription Shares” has the meaning given to that term under clause 9(a);

“Subscription Terms” has the meaning given to that term under clause 9(b)(iii);

“Subsidiaries” has the meaning given to it in the Act;

“Tag Along Offer” has the meaning given to that term in clause 8.4(d);

“Target Companies” means Bushmans Group Pty Ltd ACN 090 744 022, Hold-on Industries Australia Pty Ltd ACN 074 185 461, Polyrib Tanks Pty Ltd ACN 062 942 661 and Australian Bushman Tanks Pty Ltd ACN 058 504 108;

“Tax” means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty and GST, value added or similar tax) at any time:

(a)                                                    imposed or levied by any Government Agency; or

(b)                                                   required to be remitted to, or collected, withheld or assessed by, any Government Agency; and

(c)                                                    any related interest, expense, fine, penalty or other charge on those amounts;

“Taxable Supply” has the meaning given to that expression under the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

“Transfer Shares” has the meaning given to it in clause 8.4;

“Transfer Terms” has the meaning given to that term in clause8.4(c);

“Transferee” has the meaning given to that term in clause 8.4;

“Transferor” has the meaning given to that term in clause 8.6(a);

“Transferring Member” has the meaning given to that term in clause 8.4; and

“Warranties” means the representations, warranties and covenants made by the Company under clause 4 and “Warranty” means any one of them.

1.2                                                 Interpretation

(a)                                                    In this Agreement, unless the context requires another meaning, a reference:

(i)                                                         to the singular includes the plural and vice versa;

(ii)                                                      to a gender includes all genders;

(iii)                                                   to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, assigned, novated or replaced;

(iv)                                                  to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)                                                     to a party means a party to this Agreement;

(vi)                                                  to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Agreement;

(vii)                                               to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Agreement;

(viii)                                            to a person (including a party) includes:

(A)                                                    an individual, company, other body corporate, association, partnership, firm, joint venture, trust, fund or Government Agency;

(B)                                                      the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)                                                      a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(ix)                                                    to a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and is a reference to that law as amended, consolidated, supplemented or replaced, and includes a reference to any regulation, by-law or other subordinate legislation;

(x)                                                       to proceedings includes litigation, arbitration and investigation;

(xi)                                                    to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)                                                 to time is to Sydney time;

(xiii)                                              to an accounting term is to be interpreted according to the Accounting Standards;

(xiv)                                             the word “including” or “includes” means “including, but not limited to,” or “includes, without limitation, respectively”.

(b)                                                   Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(c)                                                    Headings are for convenience only and do not affect the interpretation of this Agreement.

(d)                                                   If a payment or other act must (but for this clause) be made or done on a day that is not a Business Day, then it must be made or done on the next Business Day.

(e)                                                    If a period starts from, after or before a day or the day of an act or event, it excludes that day.

(f)                                                      This Agreement must not be construed adversely to a party only because that party was responsible for preparing it.

1.3                                                 Payments

(a)                                                    All payments required to be made under this Agreement must be tendered, as agreed by the recipient in respect of each payment, by:

(i)                                                         a draft or cheque drawn by a bank as defined in the Banking Act 1959 (Cth); or

(ii)                                                      by way of a direct transfer of immediately available funds to the bank account nominated prior to the due date for payment by the party to whom the payment is due; or

(iii)                                                   to the extent that the Company’s lawyers hold funds to the order of a party (or its representative), the Company’s lawyers receiving a signed irrevocable authorisation from the party to whose order the funds are held (in a form acceptable to the Company’s lawyers) unconditionally authorising the Company’s lawyers to immediately hold those funds to the order of the Company.

(b)                                                   If clause 1.3(a)(ii) applies, unless otherwise agreed by the recipient, payment will be deemed to have been made only when the receipt of the relevant funds is confirmed orally or in writing by the bank operating the nominated account.

2.                                                        Conditions

2.1                                                 Conditions

Except for clauses 1, 2, 14, 16 and 17, Completion is conditional upon the following matters having been satisfied (in each case on terms reasonably acceptable to the party entitled to the benefit of the condition) or waived:

(a)                                                    ANZ having completed its due diligence investigations in respect of the Target Companies, the Purchased Assets and the Business and being reasonably satisfied with those due diligence investigations, including being reasonably satisfied with its ability to rely on any due diligence report prepared in respect of the Target Companies, the Purchased Assets or the Business which is addressed to ANZ;

(b)                                                   ANZ having obtained the approval of the ANZPE Investment Committee to the investments it proposes to make under this Agreement;

(c)                                                    the approval by the board of directors of each party of the execution and delivery of this Agreement;

(d)                                                   the approval by the Board of the transactions contemplated under this Agreement (including the issue and allotment of Shares under clause 3.2);

(e)                                                    the passing of a Board resolution confirming the matters referred to in section 260A(1)(a) of the Act in relation to the costs to be paid by the Company under clause 12 or Member approval of the payment of those costs in accordance with section 260A(1)(b) of the Act;

(f)                                                      all conditions precedent to drawdown under the Financing Documents having been satisfied or waived (save for any condition relating to the completion of this Agreement or the Acquisition Agreement);

(g)                                                   the terms of the Acquisition Agreement having been approved by all parties and the Acquisition Agreement having been exchanged in accordance with its terms and having become unconditional (save for any condition relating to completion of this Agreement or the Financing Documents) and all completion obligations under the Acquisition Agreement having been satisfied or waived; and

(h)                                                   the Company having adopted the Constitution and no amendment to the Constitution having been effected since the Company’s incorporation unless in accordance with the Act.

2.2                                                 Best endeavours to fulfil

The parties, so far as they are reasonably able, must use their respective best endeavours to fulfil the Conditions.

2.3                                                 Waiver of certain Conditions

(a)                                                    Subject to paragraph (b), the Conditions are for the sole benefit of the Investors and the Investors may in their absolute discretion jointly waive all or any of those Conditions (in whole or in part) by notice to the Company on or before Completion.

(b)                                                   The Conditions in clauses 2.1(a) and 2.1(b) are for the sole benefit of ANZ and ANZ may in its absolute discretion waive all or any of those Conditions (in whole or in part) by notice to the Company and Channell on or before Completion.

2.4                                                 Termination for failure of Conditions

If any of the Conditions are not satisfied in full or waived on or before 31 July 2004, or such later date agreed by the Investors, then either Investor may terminate this Agreement (without liability) by notice to the other parties.

3.                                                        Completion

3.1                                                 Time and place of Completion

Completion must take place at the offices of Macrossans Lawyers at Level 23, AMP Place, 10 Eagle Street, Brisbane, Queensland, immediately following waiver or fulfilment of the Conditions (to the satisfaction of the Investors) or on any other date as the Investors agree in writing.

3.2                                                 Investment and other obligations

At Completion:

(a)                                                    Channell must, subject to the Company fulfilling its obligations pursuant to clause 3.2(c)(i):

(i)                                                         subscribe for 11,249,998 A Class Ordinary Shares at $1.00 per Share; and

(ii)                                                      at its option either:

(A)                                                    pay to the Company $11,249,998 for the A Class Ordinary Shares subscribed for pursuant to clause 3.2(a)(i); or

(B)                                                      pay to the Company $10,249,998 and issue to the Company (or its nominee) that number of ordinary shares in Channell calculated by dividing $1,000,000 by the average closing price of Channell’s ordinary shares on The Nasdaq Stock Market Inc’s National Market for the trading days included within the thirty day calendar period ending on the Business Day immediately prior to the closing date under the Acquisition Agreement, for the A Class Ordinary Shares subscribed for pursuant to clause 3.2(a)(i);

(b)                                                   ANZ must, subject to the Company fulfilling its obligations pursuant to clause 3.2(c)(ii):

(i)                                                         subscribe in cash for 3,750,000 B Class Ordinary Shares at $1.00 per Share; and

(ii)                                                      pay to the Company $3,750,000 for the B Class Ordinary Shares subscribed for pursuant to clause 3.2(b)(i);

(c)                                                    the Company must issue:

(i)                                                         11,249,998 A Class Ordinary Shares (and a certificate for those Shares) to Channell free of Security Interests (except those set out in the Constitution and/or this Agreement) and credited as fully paid and will register Channel in the Members Register as the holder of those Shares;

(ii)                                                      3,750,000 B Class Ordinary Shares (and a certificate for those Shares) to ANZ free of Security Interests (except those set out in the Constitution and/or this Agreement) and credited as fully paid and will register ANZ in the Members Register as the holder of those Shares;

(d)                                                   the Company must take all steps necessary to drawdown funds under the Financing Documents and to complete the Acquisition Agreement; and

(e)                                                    the Company must pay the fees and costs described in clause 12 to the extent payable at Completion and otherwise arrange for payment of any fees payable under clause 12 which can only be paid after the period described in section 260B(6) of the Act has expired.

3.3                                                 Consent to investments

The parties consent to the investments referred to in clause 3.2 and so far as they are able, waive or agree to procure the waiver of any rights or restrictions which may exist in the Constitution or otherwise which might prevent the investments referred to in clause 3.2.

3.4                                                 Use of investment funds

The proceeds of the investments made under clause 3.2 will be used by the Company for the purpose of:

(a)                                                    paying the consideration due by the Company under the Acquisition Agreement;

(b)                                                   paying the fees and costs described in clause 12 to the extent payable at Completion; and

(c)                                                    in respect of the balance, providing working capital for the Group Companies or otherwise in accordance with a budget approved by the Board.

3.5                                                 Parties bound by the Constitution

Each party acknowledges and agrees to observe the provisions of this Agreement and the Constitution.

3.6                                                 Post-Completion

(a)                                                    Following Completion, the Company must:

(i)                                                         if requested by the ANZ Member, procure the appointment of Kevin Cooney or another ANZ employee agreed by the Investors (acting reasonably) as a Director of the Company; and

(ii)                                                      enter into and deliver to each Director a Deed of Access and Indemnity in favour of the Director and effective from the time of his appointment.

(b)                                                   As soon as practicable following Completion, and in any event within applicable time limits, the Company must lodge with the Australian Securities and Investments Commission and any other appropriate regulatory authorities all appropriate documents and forms.

4.                                                        Warranties

4.1                                                 Warranties

(a)                                                    The Company represents, warrants and covenants to and with the Investors that each of the statements contained in Annexure 2 (each a “Warranty”) is now and will be true, accurate and not misleading at Completion (except that where any statement is expressed to be made only at a particular date it is given only at that date).

(b)                                                   Each Warranty is separate and independent and unless expressly provided is not limited by any other Warranty or provision of this Agreement.

(c)                                                    Each Investor represents and warrants to each of the other parties that each of the following statements is true and accurate and not misleading at:

(i)                                                         Completion:

(A)                                                    it is validly existing under the laws of its place of incorporation;

(B)                                                      it has the power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement; and

(C)                                                      it has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement; and

(ii)                                                      the date of this Agreement: it is up to date with all NASDAQ and SEC continuous disclosure requirements.

(d)                                                   Channell represents and warrants to ANZ that each of the following statements is true and accurate and not misleading at:

(i)                                                         Completion:

(A)                                                    it is not aware of any current, threatened or potential breach of the warranties by the vendors under the Acquisition Agreement; and

(B)                                                      it is not insolvent or subject to any current, threatened or pending bankruptcy proceedings, winding up applications, administration, receivership or liquidation;

(e)                                                    the date of this Agreement: there is no current, threatened or pending material litigation involving Channell which may adversely impact on the operations of the Company. If between the date of this Agreement and Completion Channell becomes aware of any matter or circumstance which would be a breach of the warranties given under clauses 4.1(c)(ii) or 4.1(d)(ii) if they were given at Completion, Channell must promptly disclose the matter or circumstance to ANZ.

4.2                                                 Reliance

(a)                                                    The Company acknowledges that the Investors have been induced to enter into this Agreement by the Warranties and have relied on the truth and accuracy of the Warranties.

(b)                                                   Channell acknowledges that ANZ has been induced to enter into this Agreement by the warranties given by Channell in clauses 4.1(c) and 4.1(d) and has relied on the truth and accuracy of those warranties.

(c)                                                    ANZ acknowledges that Channell has been induced to enter into this Agreement by the warranties given by ANZ in clause 4.1(c) and has relied on the truth and accuracy of those warranties.

4.3                                                 Disclosures

Each of the Warranties is given subject to the matters expressly provided in this Agreement and the Financing Documents.

4.4                                                 Assignment of Warranties

The benefit of the Warranties may not be assigned in whole or in part, without the prior written approval of the other parties in their absolute discretion.

5.                                                        Non-compete

5.1                                                 Channell obligations

Channell undertakes to the Company (for itself and as trustee for each member of the Group Companies) and to ANZ that it will not, so long as it (or the Channell Member) holds Shares in the Company, directly or indirectly, whether as principal, agent, director, executive officer, shareholder, partner, joint venturer, adviser, consultant or otherwise:

(a)                                                    carry on or be engaged or involved in within Australia any business or activity that competes with the Business (or any part of it); or

(b)                                                   attempt, counsel, procure or otherwise assist any person to carry on or be engaged or involved in within Australia any business or activity that competes with the Business (or any part of it).

5.2                                                 ANZ obligations

ANZ undertakes to the Company (for itself and as trustee for each member of the Group Companies) and to Channell that so long as ANZ (or the ANZ Member) holds Shares in the Company ANZ will procure that ANZ Private Equity does not, and no person operating within ANZ Private Equity, directly or indirectly, invests equity in any person, business or activity that competes with the Business (or any part of it) in Australia.

5.3                                                 Restraints fair and reasonable

The Investors acknowledge and agree that:

(a)                                                    the covenants in clauses 5.1 and 5.2 are material to the Company’s decision to enter into this Agreement;

(b)                                                   the restraints contained in clauses 5.1 and 5.2 are:

(i)                                                         fair and reasonable regarding the subject matter, area and duration; and

(ii)                                                      reasonably required by the Company to protect the business, financial and proprietary interests of the Group Companies; and

(c)                                                    each of the obligations in clauses 5.1 and 5.2 is severable and independent so that if clause 5.1 or clause 5.2 or any part of them is held invalid or unenforceable by a court of law then clause 5.1, clause 5.2 and/or such part as the case may be will be considered to be automatically deleted from this Agreement.  Any such deletion shall apply only to that part of clause 5.1 and/or clause 5.2 so adjudicated, and the operation of such part will only be deemed inapplicable in the particular jurisdiction in which the adjudication is made.

5.4                                                 Acknowledgments

Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that the ANZ Group:

(a)                                                    provides a range of banking, funds management and advisory services internationally;

(b)                                                   is the responsible entity and/or manager of a number of managed funds and trusts and has obligations and duties in relation to each of those managed funds and trusts;

(c)                                                    may, subject to clause 5.2, invest funds in companies or other entities that may compete directly or indirectly with the Company;

(d)                                                   cannot foster and promote the Business where such conduct would breach its obligations to, or adversely impact on, the shareholdings of the ANZ Group in any such competing company or entity referred to in clause 5.4(c) in which funds managed by the ANZ Group have been invested, provided that:

(i)                                                         ANZ to the best of its knowledge warrants that at the Completion Date it is not aware of any such directly conflicting and/or competing business interest in relation to which a member of the ANZ Group has a shareholding; and

(ii)                                                      without limiting clause 5.2, after the Completion Date, if a member of the ANZ Group proposes to enter into a transaction which will have, or which is likely have, the effect of creating a conflicting and/or competing business interest then ANZ will notify Channell and the Company prior to that member entering into the transaction; and

(e)                                                    may hold marketable securities quoted at the time of acquisition on a recognised stock exchange representing collectively not more than 10% of the issued capital of the listed entity.

6.                                                        Financial information

6.1                                                 Annual business plan

(a)                                                    Subject to clause 6.1(b), the Company must procure that before the start of each financial accounting period of the Company a business plan incorporating an annual projected statement of financial position, statement of financial performance and statement of cash flows for the Group Companies (“Business Plan”) is prepared and delivered to the Board and the Investors.  The Business Plan must be approved (in form and content) by the Board before being delivered to the Investors.

(b)                                                   The initial business plan for the Group Companies for the period from the Completion Date to 30 June 2005 is attached at Annexure 4.

6.2                                                 Management accounts

The Company must procure that management accounts are prepared for the Group Companies each month.  The management accounts must include a statement of financial position, a statement of financial performance and a statement of cash flows together with a commentary on the trading and prospects of the Group Companies including a comparison to the annual Business Plan prepared for the relevant period.  The management accounts must be delivered to the Board and the Investors within 20 Business Days of the end of each month.

6.3                                                 Audited accounts

Within 60 Business Days of the end of each financial accounting period of the Company, the Company must provide a copy of the audited consolidated accounts of the Group Companies for that period to the Board and the Investors.

6.4                                                 Other information and access

The Company must:

(a)                                                    procure that the Directors are kept fully informed of all material developments regarding the Group Companies;

(b)                                                   provide any information reasonably requested by an Investor to satisfy any reporting or auditing requirements of the Investor; and

(c)                                                    upon reasonable notice being served on the Company, provide the Investors and their respective officers, employees, agents and representatives, with such access to the books and records, officers, employees and premises of the Group Companies as they may reasonably require.

The format, timing and regularity of the reporting set out in clauses 6.1 to 6.4 may be varied by mutual agreement of ANZ and Channell.

6.5                                                 Confidentiality

(a)                                                    Subject to clauses 6.5(b), 6.5(c) and 6.5(d), the Investors must keep, and the Company must procure that the Directors keep, the information referred to in clauses 6.1 to 6.4 strictly confidential.

(b)                                                   Subject to clause 6.5(e), any:

(i)                                                         Channell Director may pass any information concerning the Company or any other Group Company received by him to Channell, the Channell Member and/or any employee or officer of Channell or the Channell Member; and

(ii)                                                      ANZ Director may pass any information concerning the Company or any other Group Company received by him to relevant employees and officers of the ANZ Group.

(c)                                                    Subject to clause 6.5(e), the Investors and the Investor Members may pass any information received from the Company or a Director to:

(i)                                                         any of their respective Related Bodies Corporate;

(ii)                                                      in the case of an Investor which is a fund or which holds Shares on behalf of a fund, any adviser to, nominee, custodian, trustee, manager or general partner of, or investor or prospective investor in, the fund;

(iii)                                                   its investment adviser or any other professional adviser;

(iv)                                                  any potential purchaser of, or potential investor in, a Group Company, provided that a confidentiality undertaking is first obtained from the recipient on terms satisfactory to the Company and the other Investor and Investor Member; and

(v)                                                     any Government Agency where the disclosure to the Government Agency is required by law provided that the form and terms of that disclosure have been notified to the other parties and the other parties have had a reasonable opportunity to comment on the form and terms and all reasonable requests contained in such comments have been complied with.

(d)                                                   Channell may disclose any information received from the Company or a Director in quarterly press releases and analyst conference calls which in the ordinary course is appropriate for disclosure.

(e)                                                    The parties acknowledge that the recipients may use the information received under clauses 6.5(b) and 6.5(c) to inform their investment and lending decisions but may not:

(i)                                                         use that information in any way that may cause detriment to a Group Company or the Business;

(ii)                                                      use that information to inform any decision regarding investing in or lending to a person or business that competes with the Business (or any part of it); or

(iii)                                                   provide that information to any person or business that competes with the Business (or any part of it).

6.6                                                 D&O Policy

(a)                                                    Subject to clause 6.6(b), Channell agrees to take out and maintain, or procure the Company to take out and maintain, a Directors and Officers Insurance Policy (“D&O Policy”) in respect of each Director and to pay the premiums in respect of that D&O Policy during the Director’s term in office.

(b)                                                   Nothing in clause 6.6(a) constitutes an agreement by the Company to pay a premium which it is prohibited from paying under the Act or otherwise.

(c)                                                    The insurer under the D&O Policy and the amount and terms of the D&O Policy will be subject to approval by the Board.

(d)                                                   If Channell takes out and maintains the D&O Policy, Channell may charge the entire cost, or any pro rated portion of the cost, of the premiums paid or payable in respect of the D&O Policy to the Company.

6.7                                                 Other insurance

The Company must take out and maintain such other insurances as are required by the Board.  The Company will maintain valid and adequate insurance in respect of all risks which are normally insured against by companies carrying on similar businesses to the Company for such amounts as determined by the Board.

7.                                                        Future conduct of the Company

7.1                                                 Management of the Business

The Company undertakes to the Investors that it will (and the Investors confirm that they will procure the Company to), unless the Investors otherwise consent in writing, procure that the Business will be properly managed in accordance with usual good commercial practice and will comply with all applicable laws and the Group Companies will maintain all licences, consents and authorisations whatsoever which are required or necessary to carry on the Business from time to time.

7.2                                                 Board

(a)                                                    Unless otherwise agreed in writing by the Investors, and subject to the relevant positions being occupied, the Board will comprise no more than 4 Directors, consisting of:

(i)                                                         three Channell Directors; and

(ii)                                                      one ANZPE Director.

(b)                                                   For so long as Channell or the Channell Member continues to hold any A Class Ordinary Shares, Channell is solely entitled to appoint, substitute and remove the Channell Directors.

(c)                                                    For so long as ANZ or the ANZ Member continues to hold any B Class Ordinary Shares, ANZ is solely entitled to appoint, substitute and remove the one ANZ Director.

(d)                                                   Each appointment, substitution and removal of a Director will be carried out by depositing at the Company’s registered office or at a Board meeting a written notice, signed by or on behalf of the party or Directors entitled to appoint, substitute or remove the Director confirming that appointment, substitution or removal.

(e)                                                    The parties must take all steps reasonably within their power promptly to procure any such appointments, removals and substitutions in accordance with this clause 7.

(f)                                                      As soon as practicable after the appointment of a Director, the Company must enter into and deliver to such Director a Deed of Access and Indemnity in favour of the Director and effective from the time of his appointment.

(g)                                                   A failure by a Member or class of Members to appoint a Director does not constitute a waiver of the rights of that Member or class of Members to appoint a Director under this clause.

7.3                                                 Conduct of the Board and Director fees

(a)                                                    The Company undertakes to:

(i)                                                         send to the Directors (with a copy to the Investors):

(A)                                                    at least 5 Business Days’ advance notice of each meeting of the Board or of the board of any Group Company and an agenda of the business to be transacted at the meeting (together with all papers to be circulated or presented); and

(B)                                                      as soon as practicable after each meeting of the Board or of the board of any Group Company, a copy of the minutes of the meeting; and

(ii)                                                      procure that the Board meets at least once every quarter at the Company’s registered office (or other venue approved by the Directors);

(iii)                                                   pay for or reimburse any expenses reasonably and properly incurred by each non-executive Director on the business of a Group Company; and

(iv)                                                  procure that, if a Director requests to participate in any meeting of the Board or the board of any Group Company using telephone or other technology in accordance with clause 18.2 of the Constitution, any such meeting be held using technology that will allow that participation.

(b)                                                   Subject to clause 7.4, at each Board meeting resolutions must be passed by simple majority vote.  Each Director has one vote for each resolution.

(c)                                                    No meeting of the Board may proceed to business or transact any business unless a quorum is present at the start of and throughout the meeting.  A quorum of the Board is two Directors, at least one of which must be a Channell Director and one of which must be the ANZ Director.

(d)                                                   If a quorum of Directors is not present at the start of a duly convened Board meeting, that meeting is adjourned to the same time and place on the same day in the next week and the Directors then present will be a quorum at the adjourned meeting.

(e)                                                    Each Director may in accordance with and subject to the Constitution, appoint an alternate to represent him at Board meetings that he is unable to attend.  An alternate is entitled to receive notice of and attend Board meetings (regardless of whether the Director who appointed the alternate is present).  However, an alternate can only be counted towards a quorum and vote at meetings where the Director who appointed the alternate is not present.

(f)                                                      Subject to clause 7.4, a Board resolution will be validly passed if the written text of the resolution has been given to all Directors and signed or approved by a majority of the Directors.

(g)                                                   The Company shall pay the reasonable cost of:

(i)                                                         domestic travel and other expenses properly incurred by the non-executive Directors resident in Australia (and in accordance with the Company’s policy concerning travel) in relation to their travel to, attendance at, and return from each Board Meeting;

(ii)                                                      overseas travel up to a maximum of two business class return fares per year, unless each Investor otherwise gives their prior written approval, and other expenses properly incurred by the non-executive Directors resident overseas (and in accordance with the Company’s policy concerning travel) in relation to their travel to, attendance at, and return from each Board Meeting; and

(iii)                                                   expenses incurred by the non-executive Directors in respect of other travel related to the Business of the Company as determined by the Board from time to time.

7.4                                                 Matters requiring unanimous approval

(a)  The parties agree that the following acts, unless required or provided for by this Agreement, must not be carried out unless approved by all Directors (which approval must not be unreasonably withheld) and each party must use its respective rights and powers to procure that no such act is carried out unless such unanimous approval has been given:

(i)                                                     subject to clause 7.4(b), the disposal or acquisition by any Group Company in any financial year of an asset where the disposal or acquisition is not contemplated in a business plan referred to in clause 6.1 for that financial year and the asset (when aggregated with all other disposals, in the case of a disposal, or acquisitions, in the case of an acquisition, for that financial year not contemplated in the business plan referred to in clause 6.1 for that financial year) exceeds the amount of any asset whose disposal or acquisition is contemplated in the business plan referred to in clause 6.1 for that financial year by more than $150,000;

(ii)                                                  any proposal to sell all (or substantially all) of the assets or business undertaking of the Group Companies;

(iii)                                               any proposal to limit the Company’s right to carry on the Business or a substantial part of the Business or to wind-up or dissolve the Company or to take advantage of any law providing for the relief of debtors in adverse financial circumstances, and this paragraph will be deemed to include making an application or commencing any proceedings or taking any other steps for the winding-up, dissolution, or appointment of an administrator of the Company or any Subsidiary or the entering into by the Company or any Subsidiary of an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them;

(iv)                                              the issue of any securities in any Group Company to a person other than the Company;

(v)                                                 any restructure of the capital of any Group Company, including any buy-back, reduction, consolidation or split of the capital of any Group Company;

(vi)                                              any transaction between a Group Company and a Related Party other than a transaction that falls within the exception under clause 210 of the Act as if a reference to a public company in that section were a reference to any Group Company; and

(vii)                                           the grant of any mortgage, charge or other security interest over or negative pledge in respect of any assets of the Company in excess of $500,000 or the issue of any guarantee for debts of third parties except under the Financing Documents.

(b)                                                   The ANZ Member grants to the Company, Channell and the Channell Member an option to acquire all (but not some) of the Shares held by the ANZ Member if the ANZ Directors do not approve any acquisition of an asset under clause 7.4(a)(i) at any time on or before the second anniversary of the Completion Date.  The call option granted under this clause 7.4(b) may be exercised in accordance with the procedure set out in clause 10.3 and the price per Share to be paid to the ANZ Member for the transfer of its Shares pursuant to the call option is the same price per Share referred to in clause 10.3(c)(iii).

7.5                                                 The Chairman

(a)                                                    The initial Chairman of the Board will be William H. Channell Jr.  Thereafter, the Chairman of the Board from time to time will be the Chairman of Channell, or if the Channell Member no longer holds Shares or no person occupies that position, a person appointed by the Board.

(b)                                                   The Chairman is not entitled to any casting vote in addition to any vote to which he is entitled as a Director.

7.6                                                 Day-to-day management

(a)                                                    Executive management of the day-to-day affairs and business of the Group Companies will be managed by the managing director of the Company under the guidance of the Board.

(b)                                                   The Board may delegate authority (on such terms as it considers appropriate) to members of the executive management team of the Group Companies as the Board decides from time to time.  A delegated authority may be revoked by the Board at any time.

7.7                                                 Senior Executives

(a)                                                    Within 12 months of the Completion Date and prior to the expiry of the Retention Period, the Board must adopt a plan for incentivising the Senior Executives in the performance of their duties and obligations in respect of the Group Companies.

(b)                                                   The ANZ Director must be notified before the Board appoints, substitutes or removes any chief executive officer or chief financial officer of the Company and the ANZ Director must be provided with a reasonable opportunity to comment on the appointment, substitution or removal.

7.8                                                 Observer at Board meetings

(a)                                                    If ANZ has not appointed a Director in accordance with clause 7.2 or no person occupies the position of ANZ Director, Kevin Cooney or another ANZ employee acceptable to the Investors (acting reasonably) may attend Board meetings as an observer.  The Company has no obligation to pay the costs and expenses of the observer.

(b)                                                   The observer:

(i)                                                         will be entitled to receive all information that a Director is entitled to receive and will be subject to the same obligations of confidentiality as a Director;

(ii)                                                      must be given the same notice of board meetings as a Director;

(iii)                                                   will be entitled to convey all information obtained by it in its capacity as an observer to the appointor or its nominee without restriction, provided that any person to whom such information is conveyed will be subject to the same obligations of confidentiality as the observer; and

(iv)                                                  will be entitled to participate in any Board meeting but is not entitled to vote.

7.9                                                 Guarantees for financiers

Subject to the guarantees in the Financing Documents given at the time of signing the Financing Documents, the parties acknowledge and agree that no Member will be required to provide any guarantee, charges or other security to any third party financier of a Group Company.

7.10                                          Quorum for Member meetings

The quorum for Member meetings will be two Members present in person or by attorney or proxy, at least one of which must be the Channell Member and one of which must be the ANZ Member.

7.11                                          Buyer’s representative

The parties acknowledge and agree that the buyer’s representative (as that term is used in the Acquisition Agreement) may only act for all purposes in relation to the Acquisition Agreement in accordance with the directions of the Board.

8.                                                        Disposal of Shares and assets

8.1                                                 Requirements for Disposal of Shares

(a)                                                    A Member must not Dispose of any Share registered in the Member’s name, unless the Disposal is permitted under this Agreement and the Constitution.

(b)                                                   Before a transfer of any Share is effective or can be registered:

(i)                                                         the transfer must comply with the requirements of this Agreement and the Constitution; and

(ii)                                                      the transferee must, if it is not already a party to this Agreement, enter into a Deed of Adherence and deliver it to the Company.

(c)                                                    The Board must sanction any transfer made which is permitted under this Agreement and the Constitution unless:

(i)                                                         the registration of the transfer would permit the registration of a transfer of Shares on which the Company has a lien; or

(ii)                                                      the Board is otherwise entitled to refuse to register the transfer pursuant to this Agreement or the Constitution.

(d)                                                   Notwithstanding any other provision of this Agreement but subject to clause 8.2:

(i)                                                         no Member may Dispose of its Shares on or prior to the first anniversary of the Completion Date without the prior written consent (such consent not to be withheld unreasonably) of the Investors to the transfer; and

(ii)                                                      so long as an ANZ Member holds Shares, the Channell Member may not Dispose of any Shares without the prior written consent of ANZ to the Disposal, and the Board may refuse to register any such Disposal which is a transfer of Shares without obtaining such consent.

(e)                                                    Any Member wishing to transfer Shares to another person may only transfer all, not some only, of its Shares.

(f)                                                      For the purposes of this clause, the following is deemed to be a Disposal by a Member:

(i)                                                         any direction (by way of renunciation or otherwise) by a Member entitled to an issue or transfer of Shares that a Share be issued or transferred to some person other than that Member;

(ii)                                                      any transfer, sale or other disposal of any right or interest in a Share (including any voting or dividend right attached to it):

(A)                                                    whether or not by the relevant Member;

(B)                                                      whether or not for consideration; and

(C)                                                      whether or not effected by an instrument in writing;

(iii)                                                   the creation of any Security Interest over the Share;

(iv)                                                  any person becoming entitled to appoint a director of the Company; or

(v)                                                     any person acquiring a legal or equitable right against the Member which has the effect of placing that person in the same position as if that person had acquired a legal or equitable interest in the Share.

8.2                                                 Permitted transfers

(a)                                                    Notwithstanding any other provision of this Agreement but subject to clauses 8.1(b) and 8.2(b), any Member is entitled to transfer all (but not some) of its Shares to:

(i)                                                         a Related Body Corporate of the Investor;

(ii)                                                      in the case of an ANZ Member:

(A)                                                    a trustee, custodian or nominee of ANZ provided that the ANZ Member retains the beneficial interest in the Shares; or

(B)                                                      a company, trust, fund or other entity (including a pooled development fund) which is owned, managed or controlled by an ANZ Member or ANZ Private Equity; or

(C)                                                      a company, trust, fund or other entity (including a pooled development fund) which is owned, managed or controlled by an entity formed as part of a management buyout of ANZ Private Equity from ANZ.

(b)                                                   If the transferee under clause 8.2(a)(i) ceases to be a Related Body Corporate of the Investor, the ANZ Member ceases at any time to retain its beneficial interest or if the ANZ Member or ANZ Private Equity ceases to own, manage or control any entity referred to in clause 8.2(a)(ii), it must, within 15 Business Days of so ceasing, transfer the Shares held by it to that Investor or a Related Body Corporate of that Investor.

(c)                                                    Clauses 8.3 and 8.4 do not apply to transfers pursuant to this clause 8.2.

8.3                                                 Pre-emptive right

(a)                                                    A Member (“Pre-emption Vendor”) who wishes to transfer its Shares to a third party (“Pre-emption Purchaser”) must first comply with the procedure in this clause 8.3.

(b)                                                   The Pre-emption Vendor must give a notice (“Pre-emption Notice”) to the other Member (the “Pre-emption Member”) and the Company specifying:

(i)                                                         the name of the Pre-emption Purchaser;

(ii)                                                      the number of Shares (“Sale Shares”) proposed to be transferred by the Pre-Emption Vendor, which must be all the Shares held by the Pre-emption Vendor;

(iii)                                                   the price (“Pre-emption Price”) at which the Pre-emption Vendor wishes to transfer the Sale Shares and any other material terms of the proposed transaction (which, together with the Pre-emption Price, are the “Pre-emption Terms”);

(iv)                                                  that the Sale Shares are offered to the Pre-emption Member on the Pre-emption Terms; and

(v)                                                     that the Pre-emption Member has 15 Business Days following receipt of the Pre-emption Notice to notify the Pre-emption Vendor and the Company in writing whether it or an Alternative Purchaser is willing to purchase the Sale Shares.

(c)                                                    No Pre-emption Notice once given in accordance with this Agreement may be withdrawn or revoked without the approval of the Board.

(d)                                                   The Pre-emption Notice constitutes the Company as the agent of the Pre-emption Vendor for the sale of the Sale Shares on the Pre-emption Terms.

(e)                                                    If the Pre-emption Member notifies the Pre-emption Vendor and the Company in accordance with clause 8.3(b)(v) that it or an Alternative Purchaser is willing to purchase the Sale Shares, the Company must promptly give a notice (“Completion Notice”) to the Pre-emption Vendor and the Pre-emption Member specifying the place and time (being not less than 10 Business Days and not more than 20 Business Days after the date of the Completion Notice) at which the transfer of the Sale Shares is to be completed.

(f)                                                      Upon receipt of a Completion Notice complying with clause 8.3(e), the Pre-emption Vendor is obliged, subject to receipt of the cash consideration offered under the Pre-emption Terms, to transfer all of its Shares to the Pre-emption Member.

(g)                                                   If all the Sale Shares have not been sold under the preceding paragraphs of this clause, the Pre-emption Vendor may, at any time within three months after receiving confirmation from the Company that the pre-emption procedure under this clause 8.3 has been exhausted, transfer the remaining Sale Shares to any person or persons on terms that are no more favourable (to those persons) than the Pre-emption Terms.

(h)                                                   A Pre-emption Member may, during the 15 Business Day period referred to in clause 8.3(b)(v), find an alternative purchaser (“Alternative Purchaser”) for the Sale Shares provided that the Alternative Purchaser offers to buy those Sale Shares on the same or better terms (to the Pre-emption Vendor) than the Pre-emption Terms.  In the event that a Pre-emption Member notifies the Pre-emption Vendor under clause 8.3(b)(v) that an Alternative Purchaser is willing to buy the Sale Shares, references to a Pre-emption Member in clauses 8.3(e) and 8.3(f) above will be deemed to be references to the Alternative Purchaser.

(i)                                                       This clause 8.3 above does not apply to a transfer of Shares:

(i)                                                         permitted under clause 8.2;

(ii)                                                      pursuant to clause 8.4 if the pre-emption procedure under this clause 8.3 above has already been observed in respect of the proposed transfer under that clause; or

(iii)                                                   required under clauses 8.5 or 10.3; or

(iv)                                                  under any Sale or Listing unless a Member has made a notification under clause 10.2(g).

8.4                                                 Tag along rights

If a Member (a “Transferring Member”) receives an offer to acquire all of its Shares (“Transfer Shares”) from a bona fide third party (the “Transferee”), the Transferring Member may transfer those Transfer Shares if and only if:

(a)                                                    the pre-emption procedure under clause 8.3 has first been observed;

(b)                                                   if the Transferring Member is the Channell Member, the Transferring Member complies with its obligation under clause 8.5;

(c)                                                    the Transferring Member confirms in writing to the Company and the other Member the price at which and all of the other material terms on which the Transferee proposes to acquire the Transfer Shares (the “Transfer Terms”); and

(d)                                                   the Transferring Member procures the Transferee to make a binding unconditional offer (a “Tag Along Offer”) to the other Member:

(i)                                                         for all of that Member’s Shares; and

(ii)                                                      on the same terms as the Transfer Terms; and

(e)                                                    the Tag Along Offer is reasonably capable of acceptance and completion by the other Member prior to or contemporaneously with the transfer of the Transfer Shares to the Transferee.

8.5                                                 Sale of Shares by Channell Member

If the Channell Member receives an offer to acquire all of its Shares from a bona fide third party, the Channell Member must, before transferring its Shares to that third party, exercise the Call Option on the basis that:

(a)                                                    the limitation on the time for exercise of the Call Option under clause 10.3(b) does not apply to any exercise of the Call Option required under this clause 8.5; and

(b)                                                   the price per Share which the issuer of the Call Option Notice proposes to pay to the ANZ Member for the transfer of its Shares pursuant to the Call Option must be equal to the higher of the Fair Market Value divided by the total number of Shares and the price per Share offered by the bona fide third party to the Channell Member.

8.6                                                 Perfection of Transfers

(a)                                                    If a Member (the “Transferor”) becomes bound to transfer any Shares under this Agreement or the Constitution, the Transferor must promptly deliver to the transferee executed transfers for those Shares in favour of the transferee together with the relevant share certificate(s) against payment by the transferee of the price due for them.

(b)                                                   The Company is not bound to earn or pay interest on any money held and will not pay any money to the Transferor until the Transferor has delivered the Transferor’s share certificates (or an appropriate indemnity for, and any other document required under Law in respect of any lost certificates) to the Company.

(c)                                                    The receipt by the Company of the purchase money for the Shares will release the other Members who will not be bound to see to the application of that money, and after the name of the transferee has been entered in the Members Register the validity of the proceedings may not be questioned or disputed by any person.

8.7                                                 Miscellaneous

Upon a transfer of any Shares:

(a)                                                    the transferor Member is entitled to all dividends and interest accrued on those Shares up to and including the date of transfer;

(b)                                                   the transferee Member is entitled to all dividends and interest accrued on those Shares after the date of transfer; and

(c)                                                    any amount paid to either the transferor Member or the transferee Member in excess of their entitlement is held by that party on trust for the other party.

8.8                                                 Disposal of assets

(a)                                                    The parties agree that if all (or substantially all) of the assets or business undertaking of the Group Companies are disposed of (Asset Sale), the proceeds of the sale must be distributed so that the ANZ Member is entitled to the first $3,750,000 (after payment of all costs and expenses of the sale) (Preferred Distribution).

(b)                                                   The Preferred Distribution in paragraph (a) shall be distributed in such a manner as the Members agree (acting reasonably), provided that if within 60 Business Days of completion of the Asset Sale the Members have not agreed the method of distribution, then the Company shall be wound-up and the available assets shall be distributed in accordance with clause 34 of the Constitution.

(c)                                                    The Company shall not (and the Members shall procure that the Company does not) make any distributions after an Asset Sale other than in accordance with this clause 8.8.

(d)                                                   Any amendment to clause 34 of the Constitution must have the prior written approval of the ANZ Member.

9.                                                        Issue of Shares

(a)                                                    If the Company wishes to issue any Shares, other than the Shares under clause 3.2, (“Subscription Shares”), it must first comply with the procedure in this clause 9.

(b)                                                   The Company must give a notice (“Subscription Notice”) to each Member specifying:

(i)                                                         the name of the person(s) to whom it proposes to issue the Subscription Shares (the “Subscribers”);

(ii)                                                      the number of Subscription Shares proposed to be issued to each Subscriber;

(iii)                                                   the price at which the Company wishes to issue the Subscription Shares to each Subscriber and any other material terms of the proposed transaction (the “Subscription Terms”);

(iv)                                                  that the Subscription Shares are offered to the Member on the Subscription Terms in proportion to the amount of Shares held by that Member relative to the total number of Shares; and

(v)                                                     that the Member has 10 Business Days following receipt of the Subscription Notice to notify the Company in writing whether it is willing to subscribe for the Subscription Shares.

(c)                                                    If the Member notifies the Company in accordance with clause 9(b)(v) that it is willing to subscribe for the Subscription Shares offered under clause 9(b)(iv), the Company is obliged, subject to receipt of the cash consideration offered under the Subscription Terms, to issue the Subscription Shares offered to the Member under clause 9(a)(iv) to the Member.

(d)                                                   If all the Subscription Shares have not been issued under the preceding paragraphs of this clause, the Company must offer in writing (Second Notice) the shortfall to the Member which subscribed under paragraph (c) the right to subscribe for the balance of the Subscription Shares and that Member has 10 Business Days following receipt of the Second Notice to notify the Company in writing whether it is willing to subscribe for the Subscription Shares.

(e)                                                    If all the Subscription Shares have not been issued under paragraph (d), the Company may, at any time within 25 Business Days after the pre-emption procedure under this clause 9 has been exhausted, issue the Subscription Shares to any person or persons on terms that are no more favourable (to those persons) than the Subscription Terms.

10.                                                 Exit

10.1                                          Intention to exit

(a)                                                    It is ANZ’s intention that it exit its investment in the Group Companies within 5 years of Completion.

(b)                                                   The parties will use their respective best endeavours to facilitate ANZ exiting its investment in the Group Companies within 5 years of Completion in accordance with the mechanisms provided for in this clause 10, however nothing in this clause 10.1(b) requires Channell, the Channell Member or the Company to exercise the Call Option.

10.2                                          Sale or Listing

(a)                                                    At any time on or after the fifth anniversary of the Completion Date, either the ANZ Member or the Channell Member (the “Exit Member”) may notify the other parties in writing that it wishes the Company to undertake a Sale or Listing (an “Exit Notice”).

(b)                                                   Within 40 Business Days of receipt of an Exit Notice, any party receiving the Exit Notice (“Receiver”) may issue a notice in writing to the Exit Member that it wishes to buy all (but not some) of the Exit Member’s Shares, specifying:

(i)                                                         the date for completion of the transfer of the Exit Member’s Shares, which must not be less than 15 Business Days and not more than 2 months after the date of the notice; and

(ii)                                                      the price per Share which the Receiver proposes to pay to the Exit Member for the transfer of its Shares.

(c)                                                    Within 10 Business Days of the receipt of the notice under paragraph (b), the Exit Member must:

(i)                                                         notify the Receiver that it accepts the price per Share offered by the Receiver for the transfer of its Shares under clause 10.2(b)(ii); or

(ii)                                                      appoint an Independent Valuer to determine the Fair Market Value.

(d)                                                   The Exit Member is obliged, subject to receipt of the cash consideration offered under the notice, to transfer all of its Shares to the issuer of the notice at either:

(i)                                                         the price per Share offered by the Receiver for the transfer of its Shares under clause 10.2(b)(ii), if that price was accepted by the Exit Member under clause 10.2(c)(i); or

(ii)                                                      the price per Share equal to the Fair Market Value divided by the total number of Shares on issue if the Exit Member appointed an Independent Valuer under clause 10.2(c)(ii), and the date for completion of the transfer of the Exit Member’s Shares willl be the date set out in clause 10.2(b)(i) (if clause 10.2(d)(i) applies) or 5 Business Days after the date the Independent Valuer notifies the Members of the Fair Market Value (if clause 10.2(d)(ii) applies).

(e)                                                    Without limiting clause 8.6, if the Company wishes to buy back the Exit Member’s Shares under this clause 10.2:

(i)                                                         the Company must comply with the requirements of Part 2J.1 of the Act; and

(ii)                                                      each party must do and perform all such acts and enter into such instruments as are within its power (in any capacity), and use its best endeavours to procure others to do and perform such acts and enter into such instruments, as are necessary or desirable to give effect to the buy back including:

(A)                                                    voting in favour of the buy back at any shareholder meetings that may be required;

(B)                                                      entering into any buy back agreement that may be required to effect the buy back; and

(C)                                                      lodging all necessary documents and giving all necessary notifications of the buy back to any regulatory authorities.

(f)                                                      If no notice is issued within the period referred to in clause 10.2(b), then:

(i)                                                         the Company must appoint an Independent Adviser to advise on and implement a Sale or Listing; and

(ii)                                                      the parties must, subject to clause 10.2(g) and their respective fiduciary and statutory obligations, do all things reasonably required of them to facilitate a Sale or Listing.

(g)                                                   Prior to completion of the Sale or Listing, a Member may notify the other Member and the Company in writing that it requires that Member to follow the pre-emption procedure under clause 8.3 in respect of the Shares held by that Member, in which case references in clause 8.3 to:

(i)                                                         the “Pre-emption Member” will be deemed to be a reference to the Member issuing the notice under this clause10.2(g);

(ii)                                                      the “Pre-emption Vendor” will be deemed to be a reference to the Member receiving the notice under this clause 10.2(g); and

(iii)                                                   the “Pre-emption Price” will be to:

(A)                                                    in respect of a Sale, the Directors’ bona fide estimation of the price per Share expressed as a cash price (whether the consideration under the Sale is to be satisfied in cash, shares or otherwise) due to be paid on completion of the Sale (or, where the Sale is for only part of the Shares, the amount which would have been paid if all of the Shares had been acquired at the same price per Share as the Shares comprised in the Sale), provided that if any shares that are offered as consideration under the Sale are quoted on a recognised stock exchange, the price per share of those shares will be deemed to be the closing price per share of the shares on that stock exchange on the trading day immediately prior to completion of the Sale; or

(B)                                                      in respect of a Listing, the price per Share at which Ordinary Shares are proposed to be issued or sold in connection with the proposed Listing, being:

(1)                                               in the case of an offer for issue or sale, the underwritten price or, if applicable, the minimum price at which Ordinary Shares are to be issued or sold in connection with the Listing; and

(2)                                               in the case of a placing, the placing price.

(h)                                                   In the event of a Sale or a Listing within 6 months of the date of the notice referred to in clause 10.2(f) which values the Shares at a price per Share higher than the price per Share paid to the ANZ Member pursuant to clause 10.2(f), Channell must pay to the ANZ Member an amount equal to the difference per Share multiplied by the number of Shares transferred pursuant to clause 10.2(f).  If any shares that are offered as consideration under the Sale are quoted on a recognised stock exchange, the price per share of those shares will be deemed to be the closing price per share of the shares on that stock exchange on the trading day immediately prior to completion of the Sale.  If any shares that are offered as consideration under the Sale are not quoted on a recognised stock exchange, then Channell shall, acting reasonably and in good faith, determine the value of those shares.

(i)                                                       If the Independent Valuer is appointed pursuant to this agreement to determine Fair Market Value then the following provisions apply: (i) the Independent Valuer has 15 Business Days from their appointment to determine the Fair Market Value; (ii) the Members and Company must provide reasonable assistance to the Independent Valuer (including reasonably full access during business hours to the books and records of the Group Companies and to the Group companies personnel and accountants); (iii) the Members may make submissions to the Independent Valuer (a copy of which must be provided to the other Member); (iv) the Independent Valuer acts as an expert and not an arbitrator; and (v) the Expert’s determination is final and binding on the parties, in the absence of manifest error or fraud.

10.3                                          Call Option

(a)                                                    The ANZ Member grants to the Company, Channell and the Channell Member an option to acquire all of the Shares held by the ANZ Member (“Call Option”) on the terms of this clause 10.3.

(b)                                                   The Call Option may be exercised by the Company, Channell or the Channell Member at any time on or after the second anniversary of the Completion Date by giving a notice (“Call Option Notice”) to the ANZ Member.

(c)                                                    The Call Option Notice must specify:

(i)                                                         the date for completion of the transfer of the ANZ Member’s Shares to the issuer of the Call Option Notice, which must not be less than 15 Business Days and not more than 2 months after the date of the Call Option Notice;

(ii)                                                      the price per Share which the issuer of the Call Option Notice proposes to pay to the ANZ Member for the transfer of its Shares pursuant to the Call Option.

(d)                                                   Within 10 Business Days of the receipt of the notice under paragraph (b), the ANZ Member must:

(i)                                                         notify the issuer of the Call Option Notice that it accepts the price per Share nominated by the issuer of the Call Option Notice for the transfer of its Shares under clause 10.3(c)(ii); or

(ii)                                                      appoint an Independent Valuer to determine the Fair Market Value.

(e)                                                    The ANZ Member is obliged, subject to receipt of the cash consideration offered under the Call Option, to transfer all of its Shares to the issuer of the Call Option Notice at either:

(i)                                                         the price per Share offered by the issuer of the Call Option Notice for the transfer of its Shares under clause 10.3(c)(ii), if that price was accepted by the ANZ Member under clause 10.3(d)(i); or

(ii)                                                      the price per Share equal to the Fair Market Value divided by the total number of Shares, if the ANZ Member appointed an Independent Valuer under clause 10.3(d)(ii), and the date for completion of the transfer of the ANZ Member’s Shares to the issuer of the Call Option Notice will be the date specified in clause 10.3(c)(i) (if clause 10.3(e)(i) applies) or 5 Business Days after the date the Independent Valuer notifies the Members of the Fair Market Value (if clause 10.3(e)(ii) applies).

(f)                                                      Without limiting clause 8.6, if the Company wishes to buy back the ANZ Member’s Shares under this clause 10.3:

(i)                                                         the Company must comply with the requirements of Part 2J.1 of the Act; and

(ii)                                                      each party must do and perform all such acts and enter into such instruments as are within its power (in any capacity), and use its best endeavours to procure others to do and perform such acts and enter into such instruments, as are necessary or desirable to give effect to the buy back including:

(A)                                                    voting in favour of the buy back at any shareholder meetings that may be required;

(B)                                                      entering into any buy back agreement that may be required to effect the buy back; and

(C)                                                      lodging all necessary documents and giving all necessary notifications of the buy back to any regulatory authorities.

(g)                                                   In the event of a Sale or a Listing within 6 months of the date of the Call Option Notice which values (in Channell’s reasonable opinion) the Shares at a price per Share higher than the price per Share paid to the ANZ Member pursuant the Call Option, Channell must pay to the ANZ Member an amount equal to the difference per Share multiplied by the number of Shares transferred pursuant to the Call Option.  If any shares that are offered as consideration under the Sale are quoted on a recognised stock exchange, the price per share of those shares will be deemed to be the closing price per share of the shares on that stock exchange on the trading day immediately prior to completion of the Sale.  If any shares that are offered as consideration under the Sale are not quoted on a recognised stock exchange, then Channell shall, acting reasonably and in good faith, determine the value of those shares.

11.                                                 New Shareholders

11.1                                          Deed of Adherence

Shares in the capital of the Company must not be issued or transferred to a New Shareholder unless:

(a)                                                    at the time of or prior to any allotment or transfer the New Shareholder enters into a Deed of Adherence in the form set out in Annexure 4; and

(b)                                                   if the New Shareholder is to be bound by this Agreement in the capacity of an Investor, the Investors have approved in writing the New Shareholder being treated as an Investor under this Agreement.

11.2                                          Assignment

(a)                                                    An Investor may assign the benefit of this Agreement (including the benefit of the Warranties and the covenants given to the Investor) to a person to whom it transfers Shares in accordance with this Agreement and the Constitution.

(b)                                                   Subject to clause 11.2(a), no party may assign or in any other way dispose of any of its rights or obligations under this Agreement without obtaining the prior written consent of the other parties, such consent not to be unreasonably withheld.

12.                                                 Fees and costs

12.1                                          Capital raising fee

Within 10 days of Completion or, to the extent that any payment requires the approval of the Company’s shareholders, after the expiry of the period described in section 260B(6) of the Act, the Company must pay to ANZ (or as ANZ directs) a capital raising fee of $300,000.

12.2                                          Investors’ costs

On Completion or, to the extent that any payment requires the approval of the Company’s shareholders, after the expiry of the period described in section 260B(6) of the Act, the Company must pay the reasonable costs and expenses of the Investors in connection with the negotiation, preparation, execution and completion of this Agreement, the Acquisition Agreement and the Financing Documents and all documents referred to in them up to a maximum amount of $60,000.

13.                                                 Duration

13.1                                          Termination

(a)                                                    This Agreement will terminate:

(i)                                                         in respect of all parties, on a Sale or Listing;

(ii)                                                      with respect to a Member, upon that Member ceasing to be a shareholder in the Company (except for clauses 1, 5, 14, 16 and 17);

(iii)                                                   when all the parties so agree in writing.

(b)                                                   If either Investor materially breaches this Agreement and fails to remedy the breach within 1 month of being given written notice by the other Investor to do so, the Investor not in breach may purchase all of the Shares held by the other Investor (and/or all Shares held by a permitted transferee of that Investor under clause 8.2) at a price per Share calculated in accordance with the following formula:

95%

x

A

B

where:

A = the Fair Market Value; and

B = the total number of Shares.

in which case, the Investor in breach and/or its permitted transferees, as the case may be, must transfer all of their Shares to the Investor not in breach.

13.2                                          Continuing rights and obligations

Termination of this Agreement under clause 13.1 does not prejudice the rights, obligations or liabilities of any party which have accrued or arisen prior to termination.

14.                                                 Confidentiality and announcements

14.1                                          Provisions to remain confidential

Except as permitted under clause 14.2, each party will not (and will procure that its, and its Related Bodies’ Corporate, employees, officers, agents, consultants, professional advisers and Related Bodies Corporate will not) disclose the content or effect of this Agreement or the identity of the Investors or any Related Bodies Corporate of the Investors.

14.2                                          Permitted disclosures

A party may make disclosures:

(a)                                                    to the extent permitted by the Acquisition Agreement;

(b)                                                   to those of its employees and officers as the party reasonably thinks necessary to give effect to this Agreement but only on a confidential basis;

(c)                                                    to those of its professional or financial advisers, insurance brokers and bankers for the purpose of obtaining advice or assistance in connection with its obligations or rights or the rights of any other party under this Agreement provided that such person is subject to obligations of confidentiality substantially similar to or greater than those contained in this clause 14;

(d)                                                   if required by law, after the form and terms of that disclosure have been notified to the other parties and the other parties have had a reasonable opportunity to comment on the form and terms and all reasonable requests contained in such comments have been complied with;

(e)                                                    if by an Investor, to the extent permitted by clause 6.5; and/or

(f)                                                      to the extent that the information disclosed is or becomes available to the public other than by reason of a breach of this Agreement or other legally binding obligation.

14.3                                          Public Announcements

Either party may, after completion, publish a tombstone advertisement or issue an Australian Venture Capital Journal press release which discloses their investment in the Company or the purchase under the Acquisition Agreement, including the amount of their investment and the name of the Company, without obtaining approval from the Company or any of the other parties to this Agreement provided that the party wishing to publish the advertisement or issue the press release has first consulted with the other parties as to, and has given them a reasonable opportunity to comment on, the form and content of the advertisement and/or press release.

15.                                                 Investors’ obligations and rights

15.1                                          Several and not Joint

The obligations of the Investors in this Agreement are several and not joint.

15.2                                          Separate Warranties and undertakings

Every Warranty or undertaking in this Agreement which is expressed to be given to the Investors is given to each Investor separately.

15.3                                          Exercise of Investors’ rights

In relation to the enforcement of any of the obligations owed to the Investors (other than obligations owed to a single Investor) by the Company under this Agreement, the Investors agree that no claim will be brought by any one of the Investors without the prior written consent of the other Investor (such consent not to be unreasonably withheld).

15.4                                          Waiver of Investors’ rights

Any liability owed to the Investors (other than obligations owed to a single Investor) by the Company under this Agreement may only be released, compounded or compromised (in whole or in part) with the prior written consent of the other Investor (such consent not to be unreasonably withheld).

16.                                                 Notices

16.1                                          Requirements

All notices must be:

(a)                                                    in legible writing and in English;

(b)                                                   addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as that party may notify to the other parties:

to the Company:

Address: 391 Park Road, Unit Q5, Regents Park NSW 2143;

Attention: Chairman;

Facsimile no: +61 2 9738 9763;

to Channell

Address: 26040 Ynez Road, Temecula CA USA

Attention: William H Channell, Jr;

Facsimile no: +1 909 296 3965;

to ANZ

Address: Level 17, 20 Martin Place, Sydney NSW 2000

Attention: Kevin Cooney;

Facsimile no: +61 2 9232 7469;

(c)                                                    signed by the party or where the sender is a company by an authorised officer of that company; and

(d)                                                   sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.

16.2                                          Receipt

Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(a)                                                    if sent by hand when left at the address of the recipient;

(b)                                                   if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)                                                    if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a Business Day, or after 5.00 pm on a Business Day, recipient’s local time, the notice is deemed to be duly received by the recipient at 9.00 am on the first Business Day after that day.

17.                                                 General provisions

17.1                                          Entire agreement

This Agreement and any documents referred to in this Agreement or executed in connection with this Agreement is the entire agreement of the parties about the subject matter of this Agreement and supersedes all other representations, negotiations, arrangements, understandings, agreements and communications.  No party has entered into this Agreement relying on any representations made by or on behalf of another, other than those expressly made in this Agreement.

17.2                                          Further assurances

Each party must, at its own expense, whenever reasonably requested by another party, promptly do or arrange for others to do (so far as it is able), everything reasonably necessary that is lawful and within its power to give full effect to this Agreement and the transactions contemplated by this Agreement.

17.3                                          Conflict with the Constitution

To the extent permitted by law:

(a)                                                    if there is any conflict or inconsistency between the provisions of this Agreement and the Constitution, this Agreement prevails; and

(b)                                                   the Members will take such steps as are necessary and within their power to amend the Constitution (including passing all shareholder resolutions proposed by the Board) to rectify any such inconsistency from time to time.

17.4                                          Invalid or unenforceable provisions

If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)                                                    it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)                                                   that fact does not affect the validity or enforceability of:

(i)                                                         that provision in another jurisdiction; or

(ii)                                                      the remaining provisions.

17.5                                          No merger

The warranties, representations, covenants, undertakings and promises made by the parties under this Agreement are continuing and will not merge or be extinguished on Completion.

17.6                                          Waiver and exercise of rights

(a)                                                    A waiver of a provision of or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

(b)                                                   A waiver is effective only in the specific instance and for the specific purpose for which it is given and may be given on such terms and conditions as the waiving party considers appropriate.

(c)                                                    A single or partial exercise of a right by a party does not preclude another exercise or attempted exercise of that right or the exercise of another right.

(d)                                                   Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

17.7                                          Rights Cumulative

The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

17.8                                          Acknowledgment

Each party agrees that for the purpose of entering into the transactions contemplated under this Agreement:

(a)                                                    it has entered into the transactions entirely on the basis of its own assessment of the risks and the effect of the transactions after taking appropriate professional advice in relation to such matters;

(b)                                                   except as set out expressly in this Agreement, it owes no duty of care or other fiduciary obligation to any other party;

(c)                                                    to the extent that it owes any duty or obligation as referred to in clause 17.8(b) (whether in contract, tort or otherwise) (except as set out expressly in this Agreement) to any other party, the party waives, to the fullest extent permitted by law, any rights which the party may have in respect of such duty of care or fiduciary obligation.

17.9                                          Amendment

This Agreement may be amended only by a document signed by all parties provided that if an Investor ceases to hold Shares, then as from that time it will cease to be a party to this Agreement and this Agreement may be varied without reference to, or the need for, the signature of that Investor.

17.10                                   Counterparts

This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

17.11                                   Governing law

This Agreement is governed by the laws of New South Wales.

17.12                                   Jurisdiction

Each party irrevocably and unconditionally:

(a)                                                    submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)                                                   waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

17.13                                   Consents or approvals

Unless a contrary intention is expressly stated, if the doing of any act, matter or thing under this Agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion.

17.14                                   GST

Unless otherwise expressly stated, all amounts payable under this Agreement are expressed to be exclusive of GST.  If GST is payable on a Taxable Supply, the amount payable for that Taxable Supply will be the amount expressed in this Agreement plus GST.

17.15                                   Constitution

In the event of any inconsistency between this Agreement and the Constitution, the provisions of this Agreement prevail.

Executed as an agreement

Signed by	)
Channell Bushman Pty Limited	)
by a director and secretary/director:	)

/s/ Thomas Liguori
Signature of secretary/director		Signature of director

Thomas Liguori
Name of secretary/director (please print)		Name of director (please print)

Signed for and on behalf of	)
Channell Commercial Corporation	)
by its duly authorised representative	)
in the presence of:	)

/s/ Ron Glatley		/s/ Thomas Liguori
Signature of witness		Signature of authorised representative

Ron Glatley		Thomas Liguori
Name of witness (please print)		Name of authorised representative
(please print)

Signed for and on behalf of	)
Australia and New Zealand	)
Banking Group Limited	)
by a duly appointed attorney	)
in the presence of:	)

Signature of witness		Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Name of witness (please print)		Name of attorney (please print)